Exhibit 99


                   EXHIBIT 99 TO THE ANNUAL REPORT FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

           CAUTIONARY STATEMENTS REGARDING "SAFE HARBOR" PROVISIONS
            OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      The Company's 1995 Annual Report to Shareholders and Form 10-K are among certain communications by the Company which contain forward looking statements including statements regarding its financial position, results of operations, market position and product development. These forward looking statements are based on current expectations. As permitted by the Private Securities Litigation Reform Act of 1995, the Company is hereby filing the following cautionary statements identifying important factors which, among others, could cause the Company's actual results to differ materially from expected and historical results.

      Changing business conditions including inflation and fluctuations in interest rates and foreign currency exchange rates.

      Competitive factors including managed care groups, institutions and government agencies seeking price discounts; technological advances attained by competitors; patents granted to competitors; and generic competition as the Company's products mature.

      Government laws and regulations affecting domestic and international operations, including trade, monetary and fiscal policies, taxes, price controls, unstable governments and legal systems and intergovernmental disputes, possible nationalization, as well as actions affecting approvals of products and licensing.

      Adverse publicity and developments resulting from questions raised from the use of calcium channel blockers.

      Changes in the current tax law such as those currently being considered by the U.S. Congress and the Clinton Administration which would amend the Section 936 income tax credit so as to completely phase out the income-based tax credit for those companies with operations in Puerto Rico, where the Company has a major manufacturing facility. Both proposals provide for the phase down of the Section 936 credit over a period of five to ten years.

      Difficulties or delays in product development including, but not limited to, the inability to identify viable new chemical compounds, successfully complete clinical trials, obtain regulatory approval for the compounds or gain market acceptance of approved products. Similar difficulties or delays can also affect the development of the Company's other businesses.

      Growth in costs and expenses including changes in product mix and the impact of divestitures, restructuring and other unusual items that could result from evolving business strategies, evaluation of asset realization, and organizational structures.

      Issuance of unfavorable accounting standards and rules.

      Changing social conditions.

      Significant litigation adverse to the Company.

      Business combinations among the Company's competitors could affect the Company's ranking in the pharmaceutical industry.